Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Applied Digital Solutions, Inc. and subsidiaries of our report dated March 15, 2001 except as to Notes 2 and 13 which are as of March 30, 2001 relating to the financial statements and financial statement schedule, which appears in Applied Digital Solutions, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
August 2, 2001